EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

The Timken Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Other	4,500,000	$85.51	$384,795,000	$147.60 per $1,000,000	$56,796
Total Offering Amounts					$384,795,000		$56,796
Total Fee Offsets							—
Net Fee Due							$56,796
(1)	Represents the number of additional common shares, without par value (“Common Shares”), of The Timken Company available pursuant to The Timken Company 2019 Equity and Incentive Compensation Plan (as amended or amended and restated to date, the “Plan”) being registered hereon. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become available pursuant to any anti-dilution provisions of the Plan.
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sales prices of the Common Shares on the New York Stock Exchange rounded up to the nearest cent on April 26, 2024, which date is within five business days prior to the filing of this Registration Statement.